June 28, 1996



  Mr. Norman Klugman
  7075 Queenferry Circle
  Boca Raton, Florida  33496

  Dear Norman:

       The purpose of this letter is to set forth the agreement (this "Agreement") between you and TresCom International, Inc. and its subsidiaries ("TresCom") regarding your resignation from TresCom as an officer and employee. As we have discussed, TresCom desires to obtain your (i) agreement not to compete with TresCom for a specified period;
  (ii) release of any claims against TresCom; and (iii) agreement to maintain the confidentiality of business information of TresCom which you have become aware of during the course of your employment with TresCom and will become aware of as a continuing director and Chairman of TresCom's Board of Directors. You have agreed to the foregoing as consideration for TresCom's commitment to provide to you the severance benefits set forth in paragraphs 2, 3 and 4 hereof. Based on these considerations, you have agreed with TresCom as follows:

       1. Resignation. Effective as of June 30, 1996, your resignation as an officer and employee of TresCom is accepted. Your resignation as an officer and employee of TresCom will not affect your position as a director of TresCom and Chairman of TresCom's Board of Directors (Chairman of the Board will no longer be an officership but will instead be a Board position) which you hereby agree to resign from effective as of December 31, 1996.

       2.     Continued Base Cash Compensation and Other Payments.   (a)
  TresCom will continue to pay your base salary at an annual rate of $195,000 through June 30, 1997 in accordance with TresCom's standard payroll practices and subject to any applicable withholding requirements. Such payment is inclusive of any accrued and unused vacation time which you may have. The period from July 1, 1996 through June 30, 1997 is hereafter referred to as the "Severance Period."

       (b) Upon execution of this Agreement, TresCom will reimburse you for all unpaid business expenses incurred by you prior to the date of this Agreement in connection with the performance of your job as an officer of TresCom upon presentation of appropriate documentation in accordance with TresCom's customary procedures and policies applicable to its senior executives. Furthermore, TresCom will continue to reimburse you for all business expenses incurred by you during your service as Chairman of the Board of Directors in accordance with TresCom's customary procedures and policies.

       (c) TresCom will pay directly to the provider of services or reimburse you for up to $10,000 of expenses incurred by you in connection with the negotiation of this Agreement. TresCom shall only be obligated to pay or reimburse for expenses for which a written bill from the provider or receipts are submitted to TresCom.

       3. Stock. (a) You currently hold 45,497 unvested options to purchase shares of TresCom's common stock, $0.0419 par value (the "Common Stock") at $.42 per share (the "Options"). On the Effective Date (as defined in Section 16 hereof), TresCom will accelerate the vesting of all such Options. The Options and the shares of Common Stock purchasable upon exercise of the Options will be subject to all of the terms and conditions of the Stock Option Agreement between you and TresCom, dated August 11, 1995 (the "Option Agreement"), and subject to the conditions of paragraph 3(b) of this Agreement. All options granted to you pursuant to the Stock Option Agreement between you and TresCom, dated February 7, 1996, are forfeited because your employment has terminated prior to the vesting thereof. You agree to exercise in full the vested options described in this paragraph within ten days following the Effective Date by delivery to TresCom of a check in the amount of $19,108.74 in payment in full of the exercise price. Upon such delivery, TresCom will deliver to you at least two certificates representing an aggregate of 45,497 shares of Common Stock.

       (b) TresCom and you agree that 30,331 of the shares of Common Stock issued pursuant to paragraph 3(a) will be subject to repurchase by TresCom until June 30, 1997 (the "Repurchase Termination Date") in the event that you fail to comply in all material respects with the covenants contained in paragraphs 6, 7, 8 and 9 hereof. TresCom and you further agree that the certificates representing such 30,331 shares of Common Stock shall bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PURSUANT TO THE TERMS OF A LETTER AGREEMENT, DATED JUNE 26, 1996, BETWEEN TRESCOM INTERNATIONAL, INC. AND NORMAN KLUGMAN.

       Assuming that TresCom has not alleged a violation of the covenants contained in paragraphs 6, 7, 8 and 9 hereof, upon your request at any time after the Repurchase Termination Date TresCom will exchange all certificates bearing such legend with certificates of like tenor without such legend. In the event that shares of Common Stock are repurchased, TresCom will repay to you, within five business days of a determination to repurchase, the aggregate purchase price paid by you for such shares of Common Stock.

       In the event of an alleged violation of paragraphs 6, 7, 8 and 9 hereof which occurs on or prior to the Repurchase Termination Date and of which you have received notification from TresCom within five business days, all certificates bearing the above legend shall remain legended until the issue has been resolved at which time the legend will be removed, if resolved in your favor, or the shares represented by such certificates repurchased, if resolved in TresCom's favor.

       (c) TresCom and you agree that the Options were designated as "incentive options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are intended to satisfy the conditions of such Code section, and to the extent such Options satisfy such Code requirements, TresCom will continue to treat the Options as such.

       4. Employee Benefits. You will continue to participate in TresCom's employee benefit plans at TresCom's expense during the Severance Period as if you remained an active employee of TresCom during such period; provided, however, that if you become eligible to participate in the life, health, or disability insurance program of any other employer, you shall cease to be eligible to participate in the corresponding TresCom benefit program. Upon termination of TresCom health benefits, you may elect COBRA coverage for up to an 18 month period, at your own expense. More information on COBRA benefits will be provided to you within 14 days following termination of TresCom health benefits.

       5. Mutual Release. You hereby release and discharge TresCom, its affiliates and their respective partners, directors, officers, employees and agents (collectively, "Releasees") from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which you ever had, now have or hereafter may have, against each or any of the Releasees, including, but not limited to those arising from or related to your employment relationship with TresCom or the termination of such employment, any alleged violation of any covenant of good faith and fair dealing relative to your employment or any applicable labor or employer-employee statute, regulation or ordinance, whether federal, state or local (including, by way of specificity but not of limitation, the Age Discrimination Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans With Disabilities Act, the Older Workers Benefit Protection Act of 1990, as amended, the Florida Civil Rights Act of 1992, as amended, the Retaliation Provision of the Florida Workers Compensation Act, as amended, and the common law of the State of Florida). TresCom hereby releases and discharges you from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which TresCom ever had, now has or hereafter may have, against you, including, but not limited to, those arising from your employment relationship with
  TresCom or the termination of such employment.   Notwithstanding the
  foregoing, nothing in this Agreement shall be deemed to release (i) TresCom from: (a) any indemnification obligations it may have to you arising out of your duties as an officer or director of TresCom; (b) any obligation to provide you with compensation and benefits specifically conferred or affirmed by this Agreement, and to the extent so conferred or affirmed any TresCom employee plan in which you are specifically entitled to continue to participate pursuant to this Agreement; (c) any obligation arising under the Option Agreement; or (d) any other obligation arising under this Agreement; or (ii) you from any obligation arising under this Agreement. With respect to clause (i)(a), TresCom expressly acknowledges (i) its obligations, as set forth in TresCom's Third Amended and Restated Articles of Incorporation, to indemnify you to the fullest extent permitted by Florida law, (ii) its obligations arising under the Indemnification Agreement dated June 5, 1996, between you and TresCom (the "Indemnification Agreement"), and (iii) that you are entitled to the benefits of the TresCom Directors and Officers liability insurance policy, in accordance with the terms and conditions of that policy.

       6. Protection of Reputation. For a period of two years following the date of this Agreement, neither party hereto will take any action which is intended, or would reasonably be expected, to harm the other party or his or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other party; provided, however, the foregoing limitation shall not apply to
  (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

       7. Nondisclosure. You and TresCom agree that the terms and conditions of this Agreement are confidential and that each will not, without the express prior written consent of the other party, in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known such terms and conditions to anyone (other than such party's prospective or current lenders or such party's financial and legal advisors, who shall agree to be bound by this paragraph prior to disclosure of the terms or conditions hereof to such persons), except as required by law, or in any proceeding to enforce the terms of this Agreement.

       8. Confidentiality. You acknowledge that you have been, and that in your capacity as a continuing director and Chairman of TresCom's Board of Directors will continue to be, provided access to information of TresCom (including, but not limited to, trade and industry secrets, customer lists, sales records, operational systems, investment, market and other company strategies and other proprietary commercial information) which constitutes valuable, special and unique property of TresCom. You agree that you will not, at any time or for any reason or purpose whatsoever, make use of, divulge or otherwise disclose, directly or indirectly, any of such information to any person or use any of such information for the personal gain of yourself or any other person without TresCom's express prior written authorization; provided, however, that the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

       9. Noncompetition. You agree that prior to the Repurchase Termination Date, you will not, without the express prior written consent of TresCom, directly or indirectly (whether as a sole proprietor, partner, venturer, stockholder, director, officer, employee, or in any other capacity as principal or agent or through any person, corporation, partnership, entity or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation or other entity which conducts or engages in the long distance telephone business in any geographic area in which TresCom is then so engaged in business or proposes to engage in business in accordance with its then-current strategic plan, nor shall you interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between TresCom and any customer, supplier, lessor, lessee or employee of TresCom.

       10. Remedies. If either party breaches its obligations under paragraphs 6, 7 or 8 of this Agreement or if you breach your obligations under paragraph 9, the non-breaching party, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to (i) obtain injunctive relief, it being acknowledged and agreed by both parties that any such breach would cause irreparable and continuing injury to the non-breaching party and that money damages alone would not provide an adequate remedy to such non-breaching party, and (ii) declare (by written notice to the breaching party) and enforce the forfeiture of (x) any amount payable to the non-breaching party pursuant to this Agreement that has not been paid as of the date of such declaration, or (y) stock options/stock granted pursuant to paragraph 3(b) hereof. TresCom agrees that if it breaches any of the provisions of paragraphs 2, 3, and 4 (including, with respect to any obligation to make a cash payment, the failure to make such payment within five business days of the date such payment is due hereunder), then, in addition to and not in lieu of any other rights or remedies you may have at law or in equity, you shall have the right to be reimbursed by TresCom for your fees and expenses (including, without limitation, attorney's fees and expenses) incurred in respect of the enforcement of your rights hereunder.

       11. No Waiver. No delay or failure by either party to this Agreement to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing and signed by you or an authorized officer of TresCom, as the case may be, and any waiver by either party of a breach of any provision hereof shall not be construed as a waiver of any subsequent breach or violation thereof.

       12. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

       13. Governing Law; Submission to Jurisdiction. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA (WITHOUT GIVING EFFECT TO THE LAWS, RULES AND PRINCIPLES OF THE STATE OF FLORIDA REGARDING CONFLICTS OF LAWS). You and TresCom agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Florida, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. You and TresCom hereby irrevocably waive any objection to such jurisdiction or inconvenient forum.

       14. Miscellaneous. This letter, together with the Option Agreement, as amended hereby, and the Indemnification Agreement sets forth the complete agreement between you and TresCom with respect to the subject matter hereof and supersedes the Employment Agreement between TresCom and you, dated February 22, 1994, as amended as of August 11, 1995, and all other prior or concurrent understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement signed by you and a duly authorized officer of TresCom. This Agreement shall be binding upon and inure to the benefit of each of you and TresCom and your heirs, legal administrators and assigns and TresCom's successors and assigns.

       15. Opportunity to Review. You acknowledge and agree that you have been given a reasonable period, up to and including 21 days, to review and sign this Agreement, and if you sign this Agreement prior to the expiration of 21 days, you do so knowingly and voluntarily, and you acknowledge and agree that you could have requested more time to review and sign this Agreement, that you did not want to or need such further time and that you did not request it.

       16. Right to Revoke This Agreement. You acknowledge that you signed this Agreement on the date set forth above. In accordance with applicable law, you may revoke this Agreement at any time during the seven day period after you sign this Agreement. Such revocation may be made by delivering a written notice of revocation to TresCom during such seven day period. This Agreement will not be effective or enforceable until the date on which the revocation period has expired (the "Effective Date").

       PLEASE READ THIS AGREEMENT CAREFULLY. BY EXECUTING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM, KNOWN OR UNKNOWN, AGAINST TRESCOM BASED ON ANY ACTIONS TAKEN BY TRESCOM, ITS EMPLOYEES OR AGENTS ARISING FROM OR RELATED TO YOUR EMPLOYMENT WITH TRESCOM OR THE TERMINATION OF SUCH EMPLOYMENT, UP TO THE DATE OF THE EXECUTION OF THIS AGREEMENT. WE RECOMMEND THAT YOU RETAIN LEGAL COUNSEL TO ADVISE YOU WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND THE TERMINATION OF YOUR EMPLOYMENT WITH TRESCOM.

       If you agree that this letter appropriately sets forth the terms of your severance agreement, please sign the enclosed duplicate copy of this letter and return it to the undersigned.

                                       Sincerely yours,

                                       TresCom International, Inc.


                                       By: /s/Wesley T. O'Brien
                                       Title: President and Chief
                                               Executive Officer


  Agreed as of the date first written above

  /s/ Norman Klugman
  Norman Klugman